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                                                                     EXHIBIT 5.1




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                           [BRYAN CAVE LLP LETTERHEAD]



                                  May 13, 1996

Shorewood Packaging Corporation
277 Park Avenue
New York, New York  10172

Dear Sirs:

         We refer to the Registration Statement on Form S-3 filed by you with the Securities and Exchange Commission relating to 300,000 shares of Common Stock, $.01 par value per share (the "Shares"), of Shorewood Packaging Corporation (the "Company").

         We have examined and are familiar with originals, or copies certified or otherwise identified to our satisfaction, of such corporate records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed appropriate as a basis for the opinions expressed below.

         Based upon the foregoing, we are of the opinion that:

         1. The Company is duly incorporated and existing under the laws of the State of Delaware;

         2. The Shares, including those issuable upon exercise of the Warrant referred to in the Registration Statement of which this is an Exhibit, have been duly authorized; and

         3. The Shares (including those issuable upon due exercise of the Warrant in accordance with their terms) being sold by the Selling Stockholder, when sold as contemplated in the Registration Statement, will be legally issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion in the above-mentioned Registration Statement and to the reference to our name under the heading "Legal Matters" in the Prospectus constituting a part of such Registration Statement.


                                Very truly yours,

                                /s/ Bryan Cave LLP
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                                BRYAN CAVE LLP




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